Exhibit 3.1

Dave Banerjee CPA, An Accountancy Corporation

  6301 Owensmouth Avenue, Suite 750, Woodland Hills, CA 91367

Telephone: (818) 657-0288; Fax: (818) 657-0299; Email dave@davebanerjee.com

To Whom It May Concern:

The firm of Dave Banerjee CPA, Certified Public Accountant, consents to the inclusion of our report of July, 2014 on the audited financial statements American Renaissance Capital, Inc. as of December 31, 2013 and 2012, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

_________/s/ Dave Banerjee__________

Dave Banerjee CPA, Certified Public Accountant

Registered with the Public Company Accounting Oversight Board